Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Dick Hobbs
(414) 347-3706

Sensient Technologies Corporation
Reports Results for the Quarter Ended March 31, 2013

Reported EPS of 43 Cents Includes Restructuring Charge of 19 Cents

Adjusted EPS of 62 Cents is a 7% Increase and a First Quarter Record

Cash Provided by Operations in the First Quarter Increased to $25.6 Million

MILWAUKEE—April 18, 2013—Sensient Technologies Corporation (NYSE: SXT) reported diluted earnings per share of 43 cents for the three months ended March 31, 2013, which includes restructuring costs of 19 cents per share.  As adjusted, to remove the impact of the restructuring costs, diluted earnings per share were 62 cents, an increase of 6.9% over the 58 cents reported in the first three months of 2012, and a record for the first quarter.  Consolidated revenue of $366 million in the first quarter was unchanged from the prior year.  Operating income was $36.3 million, as reported and included $12.8 million of pre-tax restructuring costs.  Adjusted operating income increased 5.6% to $49.1 million, from $46.5 million in the first quarter of 2012.  The Company’s operating margin, as reported, was 9.9%.  As adjusted, the Company’s operating margin was 13.4%, an increase of 70 basis points from 12.7% in last year’s first quarter.  Foreign currency translation did not have a significant impact on either revenue or operating income in the first quarter.

Cash provided by operating activities was $25.6 million in the first quarter of 2013, compared to $9.0 million in the first quarter of 2012.  The $16.6 million improvement was driven by improved utilization of working capital.

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Sensient Technologies Corporation Earnings Release – First Quarter Ended March 31, 2013 April 18, 2013	Page 2

Earlier this year, the Company announced that it was initiating a broad and strategic restructuring plan.  The plan includes relocating the Flavors & Fragrances Group headquarters to Chicago, consolidating several operating facilities throughout Europe and North America, and reducing headcount by more than 200 employees.  The Company has included non-GAAP results, to remove the costs related to the restructuring plan and provide investors with a view of operating performance excluding significant and non-recurring items.

“I am very pleased with the Company’s performance in the first quarter,” said Kenneth P. Manning, Chairman and CEO of Sensient Technologies Corporation.  “We will remain focused on improving profitability, and our restructuring program will enhance this effort.  We started to realize some savings from this plan in the first quarter, and we will achieve greater cost savings as the year progresses.  I am very optimistic about the Company’s future.”

BUSINESS REVIEW

The Color Group reported revenue of $127.9 million in the first quarter of 2013, compared to $132.3 million in the comparable period last year.  Operating income increased to $26.0 million from $25.8 million reported in the first quarter of 2012.  Foreign currency did not have a significant impact on either revenue or operating income in the quarter.  The Group’s operating margin for the first quarter increased 80 basis points to 20.3%, from 19.5% in last year’s first quarter.  Strong performances in industrial inks and the food and beverage businesses in Latin America and Brazil contributed to the operating margin improvement.

The Flavors & Fragrances Group reported revenue of $217.0 million in this year’s first quarter, compared to $214.7 million in the comparable period last year.  Operating income for the quarter was $28.9 million compared to $29.1 million in last year’s first quarter.  Foreign currency translation did not have a significant impact on either revenue or operating income.  The relocation of the Flavors & Fragrances Group headquarters to Chicago is on schedule, and the move is expected to be completed before the end of the year.  The costs related to the relocation are included in the restructuring costs, which are reported in the results of the Corporate & Other segment.

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Sensient Technologies Corporation Earnings Release – First Quarter Ended March 31, 2013 April 18, 2013	Page 3

The Corporate & Other segment, which includes the Company’s operations in Asia Pacific and China, and the flavor businesses in Central and South America, reported revenue of $36.0 million, compared to $35.0 million in the first quarter of 2012.

2013 OUTLOOK

Sensient has increased its guidance for 2013 diluted earnings per share, which is now expected to be between $2.66 and $2.73, excluding the impact of the restructuring charge.  The Company’s previous guidance had been a range of $2.64 to $2.72 per share, excluding the restructuring charge.

CONFERENCE CALL

The Company will host a conference call to discuss its 2013 first quarter financial results at 10:00 a.m. CDT on Friday, April 19, 2013.  To make a reservation for the conference call, contact InterCall Teleconferencing at (706) 645-6973.  To participate in the conference call, contact InterCall Teleconferencing at (706) 758-1089 and refer to conference identification number 31527714.

A replay will be available beginning at 1:00 p.m. CDT on April 19, 2013, through midnight on April 26, 2013, by calling (404) 537-3406 and referring to conference identification number 31527714.  A transcript of the call will also be posted on the Company’s web site at www.sensient.com after the call concludes.

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Sensient Technologies Corporation Earnings Release – First Quarter Ended March 31, 2013 April 18, 2013	Page 4

This release contains forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) that reflect management’s current assumptions and estimates of future economic circumstances, industry conditions, Company performance and financial results.  A variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results, including, but not limited to the factors noted in this press release and in the Management’s Discussion and Analysis in our most recently filed annual report on Form 10-K for the year ended December 31, 2012. The forward-looking statements in this press release speak only as to the date of this release.  Sensient Technologies Corporation expressly disclaims any obligation or undertaking to release publicly any updates or revisions to such statements to reflect any change in its expectations upon which such statements are based.

ABOUT SENSIENT TECHNOLOGIES

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances.  Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty and fine chemicals.  The Company’s customers include major international manufacturers representing most of the world’s best-known brands.  Sensient is headquartered in Milwaukee, Wisconsin.

www.sensient.com

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Sensient Technologies Corporation	Page 5
(In thousands, except percentages and per share amounts)

Consolidated Statements of Earnings	Three Months Ended March 31,

	2013	2012	% Change

Revenue	$365,640	$365,660	0.0%

Cost of products sold	248,503	250,328	-0.7%
Selling and administrative expenses	80,799	68,843	17.4%

Operating income	36,338	46,489	-21.8%
Interest expense	4,261	4,406

Earnings before income taxes	32,077	42,083	-23.8%
Income taxes	10,638	13,177

Net earnings	$21,439	$28,906	-25.8%

Earnings per common share:
Basic	$0.43	$0.58	-25.9%

Diluted	$0.43	$0.58	-25.9%

Average common shares outstanding:
Basic	49,711	49,795	-0.2%

Diluted	49,867	50,016	-0.3%

Reconciliation of Non-GAAP Amounts

The Company's results include restructuring charges of $12.8 million pre-tax ($9.4 million after-tax or $0.19 per share) related primarily to a broad restructuring program to relocate the Flavors & Fragrances Group headquarters to Chicago, as well as a profit improvement plan across all segments of the Company.

	Three Months Ended March 31,

	Reported	Restructuring	Adjusted	Reported
	2013	Impact	2013	2012	% Change

Revenue	$365,640	$-	$365,640	$365,660	0.0%

Cost of products sold	248,503	595	247,908	250,328	-1.0%
Selling and administrative expenses	80,799	12,178	68,621	68,843	-0.3%

Operating income	36,338	(12,773)	49,111	46,489	5.6%
Interest expense	4,261	-	4,261	4,406

Earnings before income taxes	32,077	(12,773)	44,850	42,083	6.6%
Income taxes	10,638	(3,366)	14,004	13,177

Net earnings	$21,439	$(9,407)	$30,846	$28,906	6.7%

Earnings per common share:
Basic	$0.43	$(0.19)	$0.62	$0.58	6.9%

Diluted	$0.43	$(0.19)	$0.62	$0.58	6.9%

Average common shares outstanding:
Basic	49,711		49,711	49,795	-0.2%

Diluted	49,867		49,867	50,016	-0.3%

The Company is presenting these non-GAAP amounts to provide investors with a view of operating performance excluding the restructuring impact.

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Sensient Technologies Corporation	Page 6
(In thousands, except per share amounts)

Results by Segment	Three Months Ended March 31,

Revenue	2013	2012	% Change

Flavors & Fragrances	$217,041	$214,731	1.1%
Color *	127,878	132,256	-3.3%
Corporate & Other	35,993	34,996	2.8%
Intersegment elimination	(15,272)	(16,323)	-6.4%

Consolidated	$365,640	$365,660	0.0%

Operating Income

Flavors & Fragrances	$28,920	$29,065	-0.5%
Color *	25,973	25,783	0.7%
Corporate & Other	(18,555)	(8,359)

Consolidated	$36,338	$46,489	-21.8%

Consolidated Excluding Restructuring Charge	$49,111	$46,489	5.6%

* Beginning in the first quarter of 2013, the results of operations for the Company’s cosmetic and pharmaceutical businesses in Asia Pacific and China, previously reported in the Corporate and Other segment, are reported in the Colors Group. Results for 2012 have been restated to reflect this change.

Consolidated Condensed Balance Sheets
March 31,	2013	2012

Current assets	$756,090	$733,790
Goodwill and intangibles (net)	452,257	466,461
Property, plant and equipment (net)	512,247	463,082
Other assets	47,418	38,070

Total Assets	$1,768,012	$1,701,403

Current liabilities	$206,458	$198,700
Long-term debt	327,625	336,716
Accrued employee and retiree benefits	60,939	54,068
Other liabilities	25,028	32,523
Shareholders' equity	1,147,962	1,079,396

Total Liabilities and Shareholders' Equity	$1,768,012	$1,701,403

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Sensient Technologies Corporation	Page 7
(In thousands, except per share amounts)

Consolidated Statements of Cash Flows
Three Months Ended March 31,	2013	2012

Net cash provided by operating activities	$25,589	$8,978

Cash flows from investing activities:
Acquisition of property, plant and equipment	(21,039)	(16,939)
Proceeds from sale of assets	24	32
Other investing activity	(70)	(94)

Net cash used in investing activities	(21,085)	(17,001)

Cash flows from financing activities:
Proceeds from additional borrowings	33,438	31,364
Debt payments	(23,954)	(11,613)
Purchase of treasury stock	-	(15,360)
Dividends paid	(10,999)	(10,561)
Proceeds from options exercised and other	56	272

Net cash used in financing activities	(1,459)	(5,898)

Effect of exchange rate changes on cash and cash equivalents	1,363	4,415

Net increase (decrease) in cash and cash equivalents	4,408	(9,506)
Cash and cash equivalents at beginning of period	15,062	22,855
Cash and cash equivalents at end of period	$19,470	$13,349

Supplemental Information
Three Months Ended March 31,	2013	2012

Depreciation and amortization	$12,963	$12,037

Dividends per share	$0.22	$0.21